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[685758-2]


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
(Check One): Form 10-K Form 20-F Form 11-K Form 10-Q Form N-SAR

For Period Ended: September 30, 2004
[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[ x] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________


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Read  Instruction (on back page) Before  Preparing  Form.  Please Print or Type.
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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has
verified          any          information           contained           herein.
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If the notification  relates to a portion of the filing checked above,  identify
the       item(s)       to      which      the       notification       relates:
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                                                        PART I
                                                REGISTRANT INFORMATION

Full Name of Registrant:  The CattleSale Company

Former Name if Applicable:  Dynacore Holdings Corporation

Address of Principal Executive Office:  9901 IH 10 West, Suite 800
                                        --------------------------

City, State and Zip Code:  San Antonio, Texas 78230-2292

                                     PART II
                             RULES 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

             X  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

             X  (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

Due to delay in commencement and completion of auditor review resulting from auditor-requested financial assurances from the Company based on the Company's limited resources, additional time is needed for the completion of the Company's Form 10-QSB for the quarter ended 9/30/04. The company intends to file the above referenced Form 10-QSB as soon as possible, but not later than 11/19/2004.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Phillip P. Krumb        (210)                   558-2898
          ----------------        -----                    --------
               (Name)           (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             The CattleSale Company
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date November 12, 2004     By  /s/ Phillip P. Krumb
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                                        Phillip P. Krumb
                                        Chief Financial Officer, Vice President